EXHIBIT 10.1

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDMENT dated as of March 26, 2009 by and between Evercore Partners, Inc. (the “Company”), Evercore, L.P. (the “Partnership”) (Company and Partnership, each and collectively, the “Employer”) and Roger C. Altman (“Executive”).

     WHEREAS, the Employer and Executive are parties to an Amended and Restated Employment Agreement dated February 12, 2008 (the “Employment Agreement;” capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Employment Agreement) which provides for the payment of a Guaranteed Annual Bonus as well as a Profit Annual Bonus; provided, that such Profit Annual Bonus may be determined by the Compensation Committee of the Board in its sole discretion; and

     WHEREAS, the Employer and Executive desire to amend the Employment Agreement to remove the concept of a Guaranteed Annual Bonus.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is acknowledged by the parties hereto and the parties hereto intending to be legally bound hereby, the Employment Agreement is hereby amended as follows, effective on the date first above written:

     1. The Employment Agreement shall continue in full force and effect in accordance with the provisions thereof, except that, effective as of the date hereof, the Employment Agreement is amend as follows: section 4(a) is hereby deleted and any subsequent reference to the term “Guaranteed Annual Bonus” or “guaranteed bonus” is hereby deleted.

     2. The Employment Agreement, as amended by the foregoing changes, is hereby ratified and confirmed in all respects.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the day and year first above written.

By: /s/ Adam Frankel Name: Adam Frankel Title: General Counsel EVERCORE L.P. By: /s/ Adam Frankel Name: Adam Frankel Title: General Counsel ROGER C. ALTMAN /s/ Roger C. Altman